(AMEX:GTA)

AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
August 31, 2006

GOLF TRUST OF AMERICA, INC. ANNOUNCES THE RECEIPT OF A
STOCKHOLDER LETTER RELATING TO BOARD REPRESENTATION
AND OTHER MATTERS

CHARLSTON, SC, August 31, 2006 — Golf Trust of America, Inc. (AMEX:GTA - News) announced today that after the close of business on August 23, 2006, Golf Trust of America, Inc. (the “Company”) received by telecopy from Jan H. Loeb, a significant stockholder, a letter dated August 23, 2006 (the “Loeb Letter”) which included, among other information, a proposal nominating Mr. Loeb and Nauman S. Toor as an alternative slate to fill the two seats subject to election at the 2006 Annual Meeting of Stockholders and a proposal relating to the declassification of the Company’s Board of Directors.  Mr. Loeb recently disclosed that he beneficially owns 806,100 shares of the Company’s common stock, which he states represent approximately 11.5% of the Company’s outstanding shares.

The Company is currently in discussions with Mr. Loeb concerning Board representation for Messrs.  Loeb and Toor by adding such parties as additional directors filling two vacant seats and the withdrawal of the proposals referenced in the Loeb Letter.  The Company cannot assure you that its negotiations with Messrs. Loeb and Toor will be successful or that Mr. Loeb will withdraw the Loeb Letter.

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The Company was formerly a real estate investment trust but is now engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders.  The Company currently owns two properties (6.0 eighteen-hole equivalent golf courses).  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected, including, without limitation, the risk that the Company will be unable to negotiate a mutually satisfactory resolution of the matters discussed in the Loeb Letter.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.